Exhibit (h)(xvi)

Appendix A

Dated as of December 16, 2022

Series of JOHCM Funds Trust subject to this Agreement

JOHCM Credit Income Fund

JOHCM Emerging Markets Opportunities Fund

JOHCM Emerging Markets Discovery Fund, formerly the JOHCM Emerging Markets Small Mid Cap Equity Fund

JOHCM Global Income Builder Fund

JOHCM Global Select Fund

JOHCM International Opportunities Fund

JOHCM International Select Fund

Regnan Global Equity Impact Solutions

Regnan Sustainable Water and Waste Fund

TSW Emerging Markets Fund

TSW High Yield Bond Fund

TSW Large Cap Value Fund

AGREED AND ACKNOWLEDGED:

JOHCM FUNDS TRUST, on behalf of itself and each of its series as set forth on this Appendix A

By:	/s/ Jonathan Weitz
Name:	Jonathan Weitz
Title:	President

FORESIDE FUND OFFICER SERVICES, LLC

By:	/s/ Joseph C. Smith
Name:	Joseph C. Smith
Title:	Senior Counsel